Exhibit 10.30

SENIOR MANAGEMENT

CHANGE OF CONTROL AGREEMENT

This SENIOR MANAGEMENT CHANGE OF CONTROL AGREEMENT (“Agreement”) is entered into by and between Huron Consulting Services LLC, a Delaware limited liability company (the “Company”), Huron Consulting Group Inc., a Delaware corporation (the “Parent”) and Natalia Delgado (the “Executive”).

RECITALS

WHEREAS, the Company and Executive are parties to that certain letter of employment (“Letter”) and Non-Disclosure and Non-Solicitation Agreement, both dated August 23, 2004, (collectively, the Letter and the Non-Disclosure and Non-Solicitation Agreement are sometimes referred to herein as the “Hiring Agreements”);

WHEREAS, the Company is wholly owned by the Parent;

WHEREAS, the Parent recently consummated the initial public offering of its common stock (the “IPO”); and

WHEREAS, the Executive and the Company desire to enter into this Agreement to supplement the terms of the Hiring Agreements, effective on November 2, 2004.

NOW, THEREFORE, the parties agree, effective as set forth in Section 7 below, as follows:

1. Change of Control.

(a) Any provision of the Letter to the contrary notwithstanding, if (i) Executive is terminated by the Company without Cause or Executive resigns for CoC Good Reason in either case during the period commencing on a Change of Control (each such term is defined below) and ending on the second anniversary of the Change of Control (such two-year period being the “Protection Period” hereunder), or (ii) Executive reasonably demonstrates that the Company’s termination of Executive’s employment (or event which, had it occurred following a Change of Control, would have constituted CoC Good Reason) prior to a Change of Control was at the request of a third party who was taking steps reasonably calculated to effect a Change of Control (or otherwise in contemplation of a Change of Control) and a Change of Control actually occurs, (each a “Qualifying Termination”), then Executive shall be entitled to receive: (A) an amount in cash equal to the then-prevailing target amount of Executive’s Annual Bonus (“Target Bonus”) during the year of termination multiplied by a fraction, the numerator of which is the number of completed days (including the date of termination) during the year of termination and the denominator of which is 365, (B) an amount in cash equal to the sum of Executive’s annual Base Salary and annual Target Bonus, and (C) continuation of medical benefits until the first anniversary of the date of such termination upon the same terms as exist for Executive immediately prior to the termination date. Following any such termination, the Company shall continue to have all other rights available hereunder (including, without limitation, all rights under the Hiring Agreements and any restrictive covenants set forth in any plan, award and agreement applicable to Executive, at law or in equity). Subject to the Executive’s execution of a Release described in Section 4 hereof, the amounts described in (A)

and (B) shall be paid in a lump sum within ten (10) days after the date of termination. Such amounts or benefits shall not be subject to mitigation or offset, except that medical benefits may be offset by comparable benefits obtained by Executive in connection with subsequent employment.

(b) Anything set forth in any equity plan, equity award or any other provision of this Agreement between the Company and Executive to the contrary notwithstanding, all of Executive’s outstanding equity grants that were awarded at or prior to the time of the Change of Control shall fully vest upon the occurrence of a Qualifying Termination.

(c) The compensation and benefits described in Section 1(a) and 1(b) shall be in lieu of compensation and benefits provided otherwise for a termination under any other plan or agreement of the Company, whether adopted before or after the date hereof, which provides severance payments or benefits.

2. Parachute Payments.

(a) If it is determined that any amount, right or benefit paid or payable (or otherwise provided or to be provided) to Executive by the Company or any of its affiliates under this Agreement or any other plan, program or arrangement under which Executive participates or is a party (collectively, the “Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), subject to the excise tax imposed by Section 4999 of the Code, as amended from time to time (the “Excise Tax”), then the amount of the Payments payable to the Executive under this Agreement shall be reduced (a “Reduction”) to the extent necessary so that no portion of such Payments payable to the Executive is subject to the Excise Tax.

(b) All determinations required to be made under this Section 2 and the assumptions to be utilized in arriving at such determination, shall be made by an independent, nationally recognized accounting firm mutually acceptable to the Company and the Executive (the “Auditor”); provided that in the event a Reduction is required, the Executive may determine which Payments shall be reduced in order to comply with the provisions of Section 2. The Auditor shall promptly provide detailed supporting calculations to both the Company and Executive following any determination that a Reduction is necessary. All fees and expenses of the Auditor shall be paid by the Company. All determinations made by the Auditor shall be binding upon the Company and the Executive.

3. Definitions. For purposes of this Agreement, the terms set forth below shall have the following meanings:

(a) “Cause” means the occurrence of any of the following events, as determined in the reasonable good faith judgment of the Chief Executive Officer of the Company:

(i) the failure of Executive to perform her material duties which failure continues for ten (10) days after the Company has given written notice to Executive specifying in reasonable detail the manner in which Executive has failed to perform such duties;

(ii) commission by Executive of an act or omission constituting (x) a felony, (y) dishonesty with respect to the Company or (z) fraud;

(iii) commission by Executive of an act or omission that (x) could adversely and materially affect the Company’s business or reputation, or (y) involves moral turpitude;

(iv) the breach, non-performance or non-observance of any of the material terms of the Letter, or any other agreement to which Executive and the Company are parties, by Executive, if such breach, non-performance or non-observance shall continue beyond a period of ten (10) days immediately after written notice thereof by the Company to Executive; or

(v) any breach, non-performance or non-observance of the Non-Disclosure and Non-Solicitation Agreement.

(b) A “Change of Control” shall be deemed to have occurred upon the first to occur of any event set forth in any one of the following paragraphs of this Section 3(b):

(i) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Parent (not including in the securities beneficially owned by such Person any securities acquired directly from the Parent or its Affiliates) representing 40% or more of the combined voting power of the Parent’s then outstanding securities; or

(ii) there is consummated a merger or consolidation of the Parent or any direct or indirect subsidiary of the Parent with any Person, other than (a) a merger or consolidation which would result in the voting securities of the Parent of such subsidiary (as the case may be) outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the securities of the Parent, or by the Parent (directly or indirectly) in such subsidiary, or such surviving entity or any parent thereof outstanding immediately after such merger of consolidation, (b) a merger or consolidation effected to implement a recapitalization of the Parent (or similar transaction) in which no Person other than existing security holders is or becomes the Beneficial Owner, directly or indirectly, of securities of the Parent (not including in the securities Beneficially Owned by such Person and securities acquired directly from the Parent or its Affiliates) representing 40% or more of the combined voting power of the Parent’s then outstanding securities, or (c) a merger or consolidation of a subsidiary of the Parent that does not represent a sale of all or substantially all of the assets of the Parent; or

(iii) the shareholders of the Parent approve a plan of complete liquidation or dissolution of the Parent (except for a plan of liquidation or dissolution effected to implement a recapitalization of the Parent (or similar transaction) in which no Person other than existing holders of voting securities is or becomes the Beneficial Owner, directly or indirectly, of securities of the Parent (not including in the securities Beneficially Owned by such Person any securities acquired directly from the parent or its

Affiliates) representing 40% or more of the combined voting power of the Parent’s then outstanding securities); or

(iv) there is consummated an agreement for the sale or disposition of all or substantially all of the assets of the Parent or of the Company to a Person, other than a sale or disposition by the Parent of all or substantially all of the assets of the Parent or a sale or disposition by the Company of all or substantially all of the assets of the Company (as the case may be) to an entity, at least 60% of the combined voting power of the voting securities of which are owned by shareholders of the Parent (or by the Parent, in the case of a sale by the Company) in substantially the same proportions as their ownership of the Parent (or the Company) immediately prior to such sale.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred (1) by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Parent immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Parent immediately following such transaction or series of transactions, or (2) as a result of a distribution by HCG Holdings, LLC of its common stock or other securities of the Parent to its members (other than in connection with a transaction if clauses (i) or (ii) of the definition of “Change of Control” above applied by substituting “HCG Holdings, LLC” in each place with the “Parent” appears but without taking into account any references to subsidiaries contained in clause (ii)).

For purposes of this Change of Control definition, (A) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act, (B) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, (C) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) HCG Holdings, LLC, any Related Party, the Parent, the Company or any of the Parent’s direct or indirect subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or the Parent or any of their Affiliates, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly, by the stockholders of the Parent in substantially the same proportions as their ownership of stock of the Parent, (D) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act and (E) “Related Party” shall mean (i) any member of HCG Holdings existing on the date hereof or any Affiliate of such members or (ii) any trust, corporation, partnership or other entity, whose beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of such entity consists of any of the parties listed in clause (i) of this definition.

(c) “CoC Good Reason” means the occurrence of any of the following within the twenty-four (24) month period following a Change of Control without the express written consent of Executive:

(i) any material breach of the Company of the Agreement which has not been cured within twenty (20) days after notice of such non-compliance has been given by Executive to the Company;

(ii) any material adverse change in the status, responsibilities or position of Executive;

(iii) any reduction in Base Salary, other than in connection with an across-the-board reduction in Base Salaries applicable in like proportions to all similarly situated executives of the Company and any direct or indirect parent of the Company;

(iv) assignment of duties to Executive that are materially inconsistent with Executive’s position and responsibilities described in this Agreement;

(v) the failure of the Company to assign this Agreement to a successor to the Company or the Parent or failure of a successor to the Company or the Parent, as the case may be, to explicitly assume and agree to be bound by this Agreement; or

(vi) requiring Executive to be principally based at any office or location more than fifty (50) miles from the current offices of the Company in Chicago, Illinois.

The foregoing to the contrary notwithstanding, if the Company or the Parent is acquired as a subsidiary or division of a reporting company pursuant to Section 13 and Section 15(d) of the Securities Exchange Act of 1934, the fact that Executive is not named as General Counsel and Corporate Secretary of the reporting company following the Change of Control shall not constitute CoC Good Reason.

4. General Release. Executive acknowledges and agrees that Executive’s right to receive severance pay and other benefits pursuant to Section 1 of this Agreement is contingent upon Executive’s compliance with the covenants set forth in the Non-Disclosure and Non-Solicitation Agreement and Executive’s execution and acceptance of the terms and conditions of, and the effectiveness of, a general release in a form substantially similar to that attached hereto as Exhibit A (the “Release”). If Executive fails to comply with the covenants set forth in the Non-Disclosure and Non-Solicitation Agreement, or if the Executive fails to execute the Release or revokes the Release during the seven (7)-day period following her execution of the Release, then Executive shall not be entitled to any severance payments or other benefits to which the Executive would otherwise be entitled under Section 1 of this Agreement.

5. Arbitration. Any controversy or claim arising out of or related to (a) this Agreement, (b) the breach thereof, (c) Executive’s employment with the Company or the termination of such employment, or (d) Employment Discrimination, shall be settled by arbitration in Chicago, Illinois before a single arbitrator administered by the American Arbitration Association (“AAA”) under its National Rules for the Resolution of Employment Disputes, amended and restated effective as of January 1, 2004 (the “Employment Rules”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, Rule R-34 of the AAA’s Commercial Arbitration Rules amended and restated effective as of July 1, 2003 (instead of Rule 27 of the Employment Rules)

shall apply to interim measures. References herein to any arbitration rule(s) shall be construed as referring to such rule(s) as amended or renumbered from time to time and to any successor rules. References to the AAA include any successor organization. “Employment Discrimination” means any discrimination against or harassment of Executive in connection with Executive’s employment with the Company or the termination of such employment, including any discrimination or harassment prohibited under federal, state or local statute or other applicable law, including the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans with Disability Act, the Family and Medical Leave Act, the Fair Labor Standards Act, or any similar federal, state or local statute.

6. Miscellaneous.

(a) Assignment. Executive may not assign any of her rights or obligations hereunder without the written consent of the Company. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

(b) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity and without invalidating the remainder of this Agreement.

(c) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

(d) Descriptive Headings; Interpretation. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

(e) Notices. All notices, demands or other communications to be given under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally to the recipient, (ii) sent to the recipient by reputable express courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or (iii) transmitted by telecopy to the recipient with a confirmation copy to follow the next day to be delivered by overnight carrier. Such notices, demands and other communications shall be sent to the addresses indicated below:

To the Company:

Huron Consulting Services LLC.

550 West Van Buren Street

Chicago, IL 60607

Attention: Vice President, Human Resources

Facsimile: (312) 583-8701

To Executive:

Natalia Delgado

70 E. Cedar

Chicago, IL 60611

or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. The date in which such notice shall be deemed given shall be (w) the date of receipt if personally delivered, (x) three business days after the date of mailing if sent by certified or registered mail, (y) one business day after the date of delivery to the overnight courier if sent by overnight courier or (z) the next business day after the date of transmittal by telecopy.

(f) Recitals. The Recitals set forth herein are hereby incorporated and made part of this Agreement.

(g) Entire Agreement. Except as otherwise expressly set forth herein, this Agreement sets forth the entire understanding of the parties, and supersedes and preempts all prior oral or written understandings and agreements with respect to the subject matter hereof.

(h) Governing Law. This Agreement and the Hiring Agreements shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement and the Hiring Agreements shall be governed by, the laws of the State of Illinois without giving effect to provisions thereof regarding conflict of laws.

(i) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

(j) Amendment and Waivers. Any provisions of the Agreement may be amended or waived only with the prior written consent of the Company and Executive.

7. Effectiveness. Following the effectiveness of this Agreement and except as specifically set forth in this Agreement, the Hiring Agreements shall remain in full force and effect and, as amended by this Agreement, are hereby ratified and confirmed by the Company and the Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates written below.

THE COMPANY:

HURON CONSULTING SERVICES LLC

By:	/S/ GARY HOLDREN
Its:	Chairman & CEO

Date: November 2, 2004

THE PARENT:

HURON CONSULTING GROUP INC.

By:	/S/ GARY HOLDREN
Its:	Chairman & CEO

Date: November 2, 2004

EXECUTIVE:

/S/ NATALIA DELGADO
Natalia Delgado

Date: November 2, 2004

Exhibit A

GENERAL RELEASE OF ALL CLAIMS

1. For valuable consideration, the adequacy of which is hereby acknowledged, the undersigned (“Executive”), for herself, her spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Executive, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge Huron Consulting Services LLC (the “Huron”) and the parent company to Huron (“Parent”) (collectively Huron and Parent being “Company”), Company’s agents, subsidiaries, parents affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to Executive’s employment with the Company or any of its affiliates and the termination of Executive’s employment. The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under the letter of employment between Huron and Executive, dated August 23, 2004, and the Senior Management Change of Control Agreement, dated November 2, 2004, as amended from time to time (but excluding claims regarding severance pay and benefits) and any claims under any stock option and restricted stock agreements between Executive and Huron or Parent) and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Age Discrimination in Employment Act (ADEA), the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Illinois Human Rights Act, or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Releasers may claim existed with Releasees. This also includes a release by Executive of any claims for breach of contract, wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive’s employment with the Company or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. This release and waiver does not apply to any claims or rights that may arise after the date Executive signs this General Release. The foregoing release does not cover any right to indemnification now existing under the Operating Agreement of Huron or the Parent regardless of when any claim is filed.

2. Excluded from this release and waiver are any claims, which cannot be waived by law, including but not limited to the right to participate in an investigation, conducted by certain government agencies. Executive does, however, waive Executive’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive’s behalf. Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court.

3. Executive agrees never to sue Releasees in any forum for any claim covered by the above waiver and release language, except that Executive may bring a claim under the ADEA to challenge this General Release. If Executive violates this General Release by suing Releasees, other than under the ADEA or as otherwise set forth in Section 1 hereof, Executive shall be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Nothing in this General Release is intended to reflect any party’s belief that Executive’s waiver of claims under ADEA is invalid or unenforceable, it being the interest of the parties that such claims are waived.

4. Executive acknowledges and recites that:

(a) Executive has executed this General Release knowingly and voluntarily;

(b) Executive has read and understands this General Release in its entirety;

(c) Executive has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice she wishes with respect to the terms of this General Release before executing it;

(d) Executive’s execution of this General Release has not been forced by any employee or agent of the Company, and Executive has had an opportunity to negotiate about the terms of this General Release; and

(e) Executive has been offered 21 calendar days after receipt of this General Release to consider its terms before executing it.

5. This General Release shall be governed by the internal laws (and not the choice of laws) of the State of Illinois, except for the application of pre-emptive Federal law.

6. Executive shall have 7 days from the date hereof to revoke this General Release by providing written notice of the revocation to the Company, as provided in Section 6(e) of the Senior Management Change of Control Agreement, in which event this General Release shall be unenforceable and null and void.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date:
Natalia Delgado
Executive